Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) is entered into effective December 14, 2016 (the “Effective Date”), by and between Chiasma (Israel) Ltd., registration number 513104026, a company incorporated in the State of Israel (the “Company”), and Roni Mamluk (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated December 16, 2014, as amended on November 15, 2016 (the “Employment Agreement”); and

WHEREAS, the Company and Executive wish to amend certain provisions of the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Each reference in the Employment Agreement to the “New CEO” is replaced by “CEO.”

2.	Section 2 of the Employment Agreement is hereby deleted and replaced with the following:

EMPLOYMENT; CONSULTING RELATIONSHIP.

2.1 (a). Employment. The Company hereby continues to employ Executive as the Chief Development Officer of the Company, as described herein, until March 31, 2017, unless the Executive’s employment is earlier terminated as provided in Section 8, or unless Executive and the Company agree to extend the March 31, 2017 date. March 31, 2017, or any later termination date agreed-to by Executive and the Company, is referred to as the “Automatic Termination Date.” The Executive’s termination on the Automatic Termination Date (if applicable) is referred to as an “Automatic Termination.” Executive’s position shall be full time. Executive agrees to be employed by the Company in such capacity and to discharge and perform faithfully and to the best of her ability such duties and services of an executive, administrative and managerial nature consistent with her position, as applicable, as shall be specified and determined from time to time by the Board of Directors of Parent (the “Board”) or the Company’s Chief Executive Officer (the “CEO”) after consultation with Executive.

2.1(b). Consulting Relationship. If Executive remains employed with the Company until the Automatic Termination Date, effective as of such Automatic Termination Date, Executive shall immediately, without any break in service to the Company, commence a consulting relationship with the Company pursuant to the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”). If Executive does not remain employed with the Company until the Automatic Termination Date, Executive shall not commence the consulting relationship and the Consulting Agreement shall be void ab initio, unless the Company in its sole discretion elects to offer the Consulting Agreement to Executive.

3.	Section 3 of the Employment Agreement is amended by adding, at the end of the first sentence after the word “Business,” the words “provided that, during the Employment Period, Executive may serve on one outside board seat and may be engaged as a consultant outside of the Company, further provided that such board seat and consultant activity does not conflict with Executive’s duties to the Company, including without limitation the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Assignment Agreement.”

4.	Section 6.1(a) of the Employment Agreement is hereby deleted and replaced with the following: “Effective on January 1, 2017, the Company shall pay Executive a gross monthly salary of $26,250 US (the “Salary”) for her services up to and including the earlier to occur of (i) the Automatic Termination Date or the (ii) date Executive resigns without Good Reason.”

5.	The Employment Agreement is amended by adding the following Section:

6.12 Stay Bonus. Should the Executive remain employed until the Automatic Termination Date, the Company shall pay the Executive a “Stay Bonus” equal to Executive’s Bonus, pro-rated based on the number of days that the Executive was employed by the Company in the year 2017. The Bonus shall be paid in July 2017.

6.	Section 7 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

7.	EQUITY

7.1 Additional Stock Option Grant. Upon the Effective Date of the Amendment to the Employment Agreement dated on or about December 14, 2016 (the “Amendment Effective Date”), the Company shall grant Executive an option to purchase 70,000 shares of common stock of the Parent at the stock’s closing trading price on such Amendment Effective Date. The option will vest over four (4) years, with 25% of the shares vesting on the one year anniversary of the grant date and the remaining 75% of the shares vesting in equal quarterly installments over the following thirty-six (36) months, in each case subject to Executive’s continued service relationship (which shall include, as applicable, Executive’s service to the Company as a consultant and/or to the Parent on the Board) on each applicable vesting date (the “Additional Stock Option Grant”). Executive’s eligibility for stock options will be governed by the Plan and any associated stock option agreement required to be entered into by Executive and the Parent.

7.2 Extension of Exercise Period on Certain Employee Stock Options. Notwithstanding anything to the contrary in the Plan or any stock option

2

agreement, if Executive is terminated by the Company without Cause prior to the Automatic Termination Date, and if (i) the Company does not enter into the Consulting Agreement with Executive and (ii) Executive is not appointed to the Board, in each case ((i) and (ii)) within 90 days after the effective date of the termination of Executive’s employment, then, effective as of such date, the post-termination exercise period for all of the vested option shares granted to Executive during the Executive’s employment with the Company, other than the Additional Option Grant and other than any other equity awards that may be granted by the Company to the Executive after the Amendment Effective Date (such vested option shares, the “Specified Options”), shall be extended until the earlier of two years from the effective date of the termination of Executive’s employment or the ten-year anniversary of the date of grant. For the avoidance of doubt, (i) for as long as Executive is an employee of the Company under the Employment Agreement, a consultant under the Consulting Agreement or a member of the Board, all shares subject to the Executive’s stock options shall continue to vest and become exercisable, subject to the terms of the Plan and any associated stock option agreement (which terms include expiration of the options on the ten-year anniversary of the date of the grant); and (ii) this Section 7.2 does not extend the exercise period of any shares subject to the Additional Option Grant or any other equity awards that may be granted by the Company to the Executive after the Amendment Effective Date, which exercise period(s) shall be governed by the Plan and the applicable stock option agreement.

7.	Section 9.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Termination for Cause. If Executive’s employment shall be terminated for Cause, the Company shall pay Executive’s Salary until the date of termination and Executive will not be entitled to any other payments, including any Statutory Severance Amount (as defined below).

8.	Section 9.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Automatic Termination; Resignation Without Good Reason. If an Automatic Termination occurs, or if Executive resigns without Good Reason before the Automatic Termination Date, then, subject to Executive signing a general release of known and unknown claims against the Company and its affiliates, in substantially the form attached hereto as Appendix B (the “Release”), within thirty (30) days following the date of such termination or resignation (as applicable) and Executive’s continued compliance with her undertakings and obligations under Sections 10 – 12 of this Agreement, (y) all Specified Options will become fully vested and exercisable as of such date; and (z) within thirty (30) days following her date of termination, the Company shall pay Executive (i) a lump-sum amount equal to twelve (12) months of her Salary in effect on the date of termination, (ii) a lump sum amount equal to the Prior Year Bonus and (iii) any Statutory Severance Amount.

3

9.	Section 9.3 of the Employment Agreement shall be revised by the addition of the following sentence before the words “the Company shall pay Executive” on the fifth line of the first paragraph:

“all Specified Options will become fully vested and exercisable on the date of termination; and”

10.	Except as so amended, the Employment Agreement is in all other respects hereby confirmed and defined terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

11.	The Company currently anticipates that, should Executive remain employed until the Automatic Termination Date, and subject to Board approval, Executive will be appointed to the Board effective as of the Automatic Termination Date or reasonably promptly thereafter further entitling Executive to the compensation described in the Company’s Non-Employee Director Compensation Policy in effect at the time of her appointment.

12.	For the avoidance of doubt, Chiasma, Inc. (the “Parent”) acknowledges and agrees that it has waived the offset described in Section 1 of the Bonus Agreement between Executive and Parent, dated April 8, 2013.

13.	This Amendment may be signed and delivered in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document. The execution and delivery of this Amendment may be evidenced by a facsimile or electronically.

4

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CHIASMA (ISRAEL) LTD.

By:	/s/ Mark J. Fitzpatrick
Name:	Mark J. Fitzpatrick
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Roni Mamluk, Ph.D.
Roni Mamluk, Ph.D.

Chiasma, Inc. hereby guarantees the performance of the Company’s obligations under this Amendment.

CHIASMA, INC.

By:	/s/ Mark J. Fitzpatrick
Name:	Mark J. Fitzpatrick
Title:	President and Chief Executive Officer

[Signature Page to Amended Employment Agreement]

EXHIBIT A: CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made and entered into on this      day of             , 2017, by and between Chiasma (Israel) Ltd., located at 2 Ilan Ramon Street, Entrance D, 2nd Floor, Ness Ziona, 7403635, Israel, P.O. Box 4086 (“Chiasma”) and Roni Mamluk, whose address is 3 Gefen Street, Mazkeret Batia, Israel 7680400 (“Consultant”). Chiasma and Consultant are referred to herein each individually as a “Party” and collectively as the “Parties.” This Agreement shall be effective as of the “Automatic Termination Date,” (the “Effective Date”) as defined in the Employment Agreement between Consultant and Chiasma dated December 16, 2014, as amended via the Amendment to Employment Agreement dated November 15, 2016, as further amended via the Amendment to Employment Agreement dated December 14, 2016 (the “Amended Employment Agreement”). Should the Consultant not remain employed with Chiasma until the Automatic Termination Date, this Agreement shall be void ab initio, unless Chiasma in its discretion elects to enter into this Agreement with Consultant.

WHEREAS, Chiasma desires to retain the services of Consultant as an independent contractor with respect to certain activities as described in this Agreement, and Consultant wishes to provide such services as described in this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Chiasma and Consultant agree as follows:

1. Services.

1.1. General. Consultant shall provide for Chiasma the services set forth on Exhibit 1 (“Services”). Consultant shall perform the Services in a professional, workmanlike, and efficient manner consistent with applicable standards for the performance of similar services in Consultant’s industry. Consultant agrees to devote 20% of Consultant’s time to these Services (i.e. 36 hours during each calendar month). Consultant shall be in regular contact with representatives of Chiasma to coordinate efforts and provide updates with respect to the status of the Services. Consultant will not make use of any confidential or proprietary information belonging to any third party while performing the Services. Consultant shall not subcontract any of his or her obligations under this Agreement unless Chiasma gives its prior written approval and Consultant enters into a written agreement with the applicable subcontractor that is acceptable to Chiasma.

1.2. Compliance. Consultant shall perform the Services in accordance with (i) the terms and conditions of this Agreement; (ii) the policies, procedures, and instructions of Chiasma applicable to the Services; and (iii) all Israeli, U.S. and other laws, rules, and regulations, and industry codes of conduct (including, but not limited to, privacy laws and the U.S. Foreign Corrupt Practices Act of 1977) that apply to the provision of the Services.

1.3. Qualification. Consultant represents and warrants that (i) he or she has the necessary expertise, knowledge, experience, capability, skills, and resources for the performance of the Services and (ii) Consultant will at all times during the Term (as defined below) be licensed, registered, or otherwise qualified as required by applicable laws, regulations, policies, and administrative requirements to conduct Consultant’s business and provide the Services.

1.4. No Conflict. Consultant represents and warrants that (i) the execution and performance of this Agreement will not result in any violation of any laws, regulations, or other requirements or cause Consultant to breach any contractual or policy commitment by which Consultant is bound (including, but not limited to, any policy of Consultant’s employer) and (ii) there is no legal, commercial, contractual, policy, or other restriction that precludes or might preclude Consultant from fully performing his or her obligations under this Agreement.

1.5. No Debarment. Consultant represents and warrants that (i) Consultant is not and has not been under investigation or subject to a pending action for civil fraud or a criminal offense related to the provision of health care items or services, (ii) Consultant has not been excluded from participation in any government health care program, (iii) Consultant has not been debarred under Section 306(a) or 306(b) of the Federal Food, Drug and Cosmetic Act (codified at 21 U.S.C. §§ 335a(a)-(b)), and (iv) Consultant has no conviction on his or her record for which Consultant could be so debarred. If at any time during the Term and for three (3) years thereafter Consultant becomes subject to any criminal or disciplinary findings for which a person could be debarred, excluded, or otherwise ineligible under applicable laws, rules, or regulations, Consultant will immediately notify Chiasma of any such development. This Section 1.6 will survive the expiration or termination of this Agreement for three (3) years.

2. Representations and Warranties.

2.1. Declaration of Intent. The Consultant declares and confirms that according to his/her request and wish Chiasma has engaged with him/her as an independent contractor under this Agreement. The Consultant further declares that he/she is not interested to provide the Services hereunder as an employee of Chiasma, but as an independent contractor.

2.2. Professionalism. The Consultant undertakes to perform his/her duties and obligations under this Agreement with the highest degree of professionalism and to the full satisfaction of Chiasma.

2.3. Notice of Potential Conflict. The Consultant shall inform Chiasma, immediately upon becoming aware of every matter in which he/she has a personal interest and which might give rise to a conflict of interest with his/her duties under the terms of this Agreement.

2.4. The Consultant shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his engagement by Chiasma. In the event the Consultant breaches this Section 2.4, without derogating from any of Chiasma’s rights by law or contract, such benefit or payment shall become the sole property of Chiasma and Chiasma may set-off such amount from any sums due to the Consultant.

2.5. The Consultant undertakes to use Chiasma’s equipment and facilities only for the purpose of the Services. The Consultant acknowledges that Chiasma is permitted to have access to any files and transmissions stored or held in Chiasma’s computers and that such content is owned by Chiasma.

3. Consideration.

3.1. Fees. In consideration for the performance of the Services, Chiasma shall pay Consultant the fees set forth in Exhibit 1 in accordance with the payment schedule contained therein. The fees set forth in Exhibit 1 constitute the only consideration payable by Chiasma for the performance of the Services. Any other payments or costs that are not included in Exhibit 1must be pre-approved by Chiasma in writing.

3.2. Equity. Consultant’s unvested shares of common stock of Chiasma, Inc. (“the “Parent”) shall continue to vest during the Term, and shall remain subject to the applicable equity incentive plan of Chiasma (the “Plans”) and the associated stock option agreement(s) between Consultant and the Parent (the “Equity Documents”).

3.3. Invoicing. If requested by Chiasma, Consultant will provide Chiasma with monthly invoices for Consultant’s performance of the Services as set forth in Exhibit 1.

3.4. Taxes. All amounts payable to Consultant under this Agreement are inclusive of all taxes. Chiasma shall deduct withholding tax (if imposed on the Consultant) from the payments payable to Consultant, as prescribed by applicable law, unless the Consultant provides Chiasma with evidence of an exemption from the payment of withholding tax. Consultant shall bear sole responsibility for reporting and paying all applicable taxes, duties and fees in connection with payments made by Chiasma hereunder. This Section 3.4 will survive the expiration or termination of this Agreement.

3.5. Board Seat. Chiasma anticipates that, should Consultant remain employed until the Automatic Termination Date, and subject to the approval of the Board of Directors of Parent (the “Board”), Consultant will be appointed to the Board on or about the Automatic Termination Date or reasonably promptly thereafter, further entitling Consultant to the cash and equity compensation described in the Company’s Non-Employee Director Compensation Policy in effect at the time of her appointment.

3.6. Extension of Exercise Period for Specified Options. Notwithstanding anything to the contrary in the Plan or any stock option agreement, if Consultant is terminated without Justifiable Cause, then the post-termination exercise period for all of the Specified Options (as defined in the Amended Employment Agreement) shall be extended until the earlier of (i) two years from the date in which Consultant no longer serves as a Consultant hereunder or a member of the Board and (ii) the ten-year anniversary of the date the options were granted.

4. Confidential Information.

4.1. General. In connection with the negotiation and performance of this Agreement, Consultant will receive from Chiasma information, in various media, that is proprietary or confidential to Chiasma (“Confidential Information”) whether or not marked or identified as “Confidential Information” by Chiasma. Confidential Information shall include, but shall not be limited to, human resources information, business or financial information, clinical or scientific information, regulatory information, information regarding research and development related to actual or anticipated products, inventions, whether patentable or non-patentable, discoveries, innovations, designs, drawings, sketches, diagrams, formulas, computer files, computer programs, hardware, software or other products, product definitions, product research, manuals, selection processes, data, methods of manufacture, planning processes, trade secrets, business secrets, business plans, copyrights, proprietary information, customer lists, names of clients, list of suppliers, marketing plans, strategies, forecasts, business forecasts, processes, finances, costing, sales, prices, terms of payment, formulae, know-how, improvements and techniques, information of a confidential or proprietary nature belonging to third parties with whom Chiasma may have business dealings, and any other information which, by its nature, a reasonable person would consider confidential. As between Chiasma and Consultant, all Confidential Information shall be owned by and remain the property of Chiasma and nothing in this Agreement shall grant to Consultant any right, title, or interest in such information.

4.2. Exclusions. Confidential Information does not include information that (i) is or becomes publicly available other than by a breach of this Agreement; (ii) is disclosed to Consultant by a third party that is legally entitled to disclose such information; (iii) Consultant demonstrates was known by him or her prior to receipt under this Agreement; or (iv) is developed by Consultant independently of and without reference to any disclosures made by Chiasma of such information as demonstrated by the Consultant’s written records.

4.3. Restrictions on Use and Disclosure. Except as otherwise expressly permitted by this Agreement, Consultant shall maintain in confidence all Confidential Information, either during or after the term of Consultant’s service with Chiasma, using the same degree of care as Consultant uses to protect her own confidential information of like nature, but not less than a reasonable degree of care. Except as otherwise permitted by this Agreement, Consultant may use and duplicate Confidential Information solely as necessary to perform his or her obligations under this Agreement and shall not disclose Confidential Information to any third party either during or after the term of Consultant’s service with Chiasma.

4.4. Legally Compelled Disclosure. If Consultant is required to disclose Confidential Information by court order or applicable law, Consultant shall immediately notify Chiasma in writing and, at Chiasma’s election, cooperate with Chiasma in the event Chiasma challenges such disclosure obligation. Notwithstanding anything to the contrary herein, Consultant acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1) that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Chiasma determines that it has an obligation produce or disclose information related to the Services, Consultant agrees to cooperate with Chiasma as needed to preserve, collect, and disclose all information that Chiasma deems relevant to such obligation.

4.5. Return and Destruction. Upon the expiration or termination of this Agreement or at any other time upon Chiasma’s request, Consultant will return to Chiasma or destroy (at the sole direction of Chiasma) all Confidential Information.

4.6. Survival. This entire Section 4 will survive the expiration or termination of this Agreement.

5. Proprietary Rights.

5.1. Work Product. The Consultant agrees that the Confidential Information and all memoranda, books, notes, records, charts, formula, specifications, presentations, lists, drafts, patent applications and other documents, as well as any inventions, improvements, mask works, discoveries or works, work product, results, reports, original works of authorship, developments, improvements, ideas, know-how, techniques, methods, processes, research, documents, or idea expressions, whether or not capable of being patented or copyrighted, and any and all derivatives related thereto, which the Consultant may conceive, make, develop, author, or work on, in whole or in part, independently or jointly with others during the term of the Consultant’s service with Chiasma or following its service with Chiasma, which are either (i) related to the Chiasma’ business, including but not limited to octreotide capsules or TPE technology or actual or demonstrably anticipated research or development; or (ii) resulting directly or indirectly from any service the Consultant performed for Chiasma; or (iii) developed in whole or in part on Chiasma’s time or with the use of any Chiasma’s equipment, supplies, facilities, or trade secret (together “Work Products”), are and shall be Chiasma’s sole and exclusive property. Consultant hereby transfers and assigns to Chiasma all ownership and right, title, and interest in the Work Products such that Chiasma shall enjoy and shall be entitled to exercise all the rights of a sole, exclusive holder in such Work Products. All Work Products in fixed form which are made by Consultant (solely or jointly with others) within the scope of the Services are “works made for hire” as that term is defined in the United States Copyright Act at 17 U.S.C. §§101 et seq.

5.2. No Grant of License. Nothing contained herein shall be deemed to grant Consultant or any other individual or entity a license to use the Work Products or any other Confidential Information for any purposes whatsoever except for the performance of the Services pursuant hereto. Upon expiration or termination of this Agreement or upon any earlier request by Chiasma, Consultant will promptly return to Chiasma all Work Products in his or her possession.

5.3. Assignment of Rights. Furthermore, without additional compensation or consideration, the Consultant hereby assigns and will in the future assign to Chiasma, without any consideration compensation or right to royalty, any right, title and interest the Consultant may have worldwide in such Work Products and any copyrights, patents, mask work rights or other intellectual property rights, including the Moral Right, insofar as the Consultant has or shall have such rights and any and all derivatives relating thereto and the Consultant shall provide any assistance required by Chiasma to perfect such protection. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to his/her honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

5.4. Warranty; IP Indemnification. Consultant warrants that, to the Consultant’s knowledge, without any verification or investigation, the Work Products which the Consultant may conceive, make, develop or author, shall be original works and not protected by any right of any third party. If the Consultant at any time during the Term learns that any Work Product is not original work or that any part of any Work Product is protected by any right of any third party, the Consultant promptly shall notify Chiasma.

5.5. Disclosure of Work Product. The Consultant will promptly disclose and describe to Chiasma all the Work Products which the Consultant may conceive, make, reduce to practice, develop, author, or work on, in whole or in part, independently, or jointly with others, during the period of the Consultant’s service with Chiasma, which either; (i) relate to the Chiasma’s business or actual research or development; or (ii) are developed in whole or in part on Chiasma’s time or with the use of any of Chiasma’s equipment, supplies, facilities or trade secret information, or (iii) result directly from any work the Consultant performed for Chiasma.

5.6. Cooperation The Consultant will, at Chiasma’s expense, assist in preparation and registration of patents and any other intellectual property right in favor of Chiasma, in any jurisdiction deemed appropriate by Chiasma. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. The Consultant agrees to perform this obligation during and after its service with Chiasma. In order to give full effect to this section the Consultant hereby irrevocably appoint Chiasma (and its representatives) as the Consultant’s attorney in fact, authorized in its name and on its behalf to execute all such documents.

5.7. Survival. This entire Section 5 will survive the expiration or termination of this Agreement.

6. Indemnification. Consultant shall indemnify and hold Chiasma and its respective officers, directors, employees, and agents harmless from and against all third-party claims, demands, fines, or penalties (collectively, “Claims”) against Chiasma and/or such individuals or entities, including, but not limited to, reasonable costs of defence, that arise from the wilful misconduct or gross negligence of Consultant in the performance of obligations under this Agreement. This Section 7 will survive the expiration or termination of this Agreement until expiration of the applicable statute of limitations.

7. Status of Parties.

7.1. No Employment Relationship. The Consultant is an independent contractor and is elected to provide the Services to Chiasma as an independent contractor. Nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between Chiasma and the Consultant.

7.2. Waiver of Claims. The Parties hereby deny and waive any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement or from the rendering of the Services.

7.3. Mutual Understanding Regarding Compensation. It is agreed between the Parties that in the event that, despite Paragraph 7.1 above, a duly authorized legal body or other authorized forum, orders Chiasma to grant the Consultant the rights and privileges of an employee for the Services rendered in accordance with this Agreement, the Consultant’s compensation/salary (including for all over-time hours, if relevant) shall be 60% of the total compensation to which the Consultant is entitled pursuant to this Agreement commencing on the Effective Date and the Consultant shall return to Chiasma the remaining 40% of the total compensation paid to the Consultant from the date of payment by Chiasma up to the date of return by the Consultant.

7.4. Indemnification for Status-Related Costs. In the event Chiasma is demanded and/or obligated, to pay the Consultant, any amount, or give the Consultant or any third party any right, deriving from the existence of employer-employee relationship between the Consultant and Chiasma, the Consultant shall indemnify Chiasma for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economic value of such right and including legal expenses

7.5. Taxes. On the basis of his/her status as an independent contractor, the Consultant will file and be liable for his/her own tax reports including all income, social security and other taxes due and owing on the consideration received by him/her under this Agreement. The Consultant shall be solely responsible for, and shall pay, such taxes in accordance with all applicable laws. The Consultant shall indemnify Chiasma, its officers, directors and employees (the “Indemnified Parties”), and hold them harmless from and against any and all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation reasonable attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or in connection with any taxes payable in connection with the compensation for the Services provided hereunder.

7.6. This entire Section 7 will survive the expiration or termination of this Agreement.

8. Term and Termination.

8.1. Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect for a period of one (1) year (“Term”), unless earlier terminated as permitted herein. In the event that this Agreement is terminated, the Parties will not enter into another agreement for the Services with requirements or compensation that differ from those set forth herein within one (1) year after the Effective Date. This Agreement may be renewed for successive terms of one (1) year each upon the mutual agreement of the Parties.

8.2. Termination. This Agreement may be terminated by either Party with or without cause at any time, upon ninety (90) days written notice (herein: the “Notice Period” and “Termination Notice”, respectively).

8.2.1. The Consultant shall, during the Notice Period, continue to provide the Services to Chiasma. To avoid any doubt, the Consultant’s entitlement to any remuneration during the Notice Period, under this Section 9.3, shall be subject to an existing pre-approved order of Services and to the Consultant’s ongoing cooperation with Chiasma and fulfilment of any duty reasonably required of him/her during such period.

8.2.2. Notwithstanding the foregoing, if this Agreement is terminated prior to completion of the Services, then upon Chiasma’s request, Consultant shall provide Chiasma with all partially completed work product or other Services developed by Consultant and shall make any improvements or amendments to such Work Product or other Services reasonably requested by Chiasma prior to the effective date of termination of this Agreement.

8.2.3. Notwithstanding anything to the contrary, in the event of a Justifiable Cause (as defined below and subject to any applicable law), Chiasma shall be entitled to terminate this Agreement immediately without prior written notice and this Agreement and the relationship shall be deemed effectively terminated as of the time of delivery of such notice. The term “Justifiable Cause” shall mean (a) the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure of Confidential Information or trade secrets of Chiasma (or any parent or subsidiary); or (b) the refusal to perform the duties associated with the Consultant’s position, which is not cured within 30 days following a notice specifying the duties which Chiasma contends were willfully not performed; (c) the Consultant’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation (the conviction may or may not be related to Chiasma); or (d) any other intentional misconduct adversely affecting the business or affairs of Chiasma (or any parent or subsidiary thereof) in a material manner.

8.2.4. In the event of the termination of this Agreement without a Justifiable Cause, Chiasma shall pay Consultant any outstanding pro rata fees for Services performed as of the date of termination. Immediately following the termination of this Agreement, Consultant shall: (1) return to Chiasma all documents, drawings, magnetic media, letters, reports and all other documents belonging to Chiasma and/ or related to Chiasma’s activities and/or to the Services; and return any equipment and/or other property of Chiasma; (2) erase, at Chiasma’s offices and in the presence of Chiasma’s representative and upon scheduling in advance with the Chiasma, all information relating to Chiasma or its activities which exists in the Consultant’s personal computer(s); (3) assist in the transferring of the, matters and documents under the Consultant’s supervision to whomever Chiasma shall determine.

9. Miscellaneous.

9.1. Use of Names. Except in connection with her work description or title, Consultant will not use Chiasma’s name, or Chiasma’s logo or trademark in any release, notice, or other publication without the express prior written consent of Chiasma, which consent shall not be unreasonably withheld, except as required by applicable law. This Section 10.1 will survive the expiration or termination of this Agreement for one year following the date of the Agreement’s expiration or termination.

9.2. Governing Law; Jurisdiction. This Agreement shall be construed under the laws of the State of Israel without regard to conflict of law provisions thereof. The parties submit to the exclusive jurisdiction of the competent courts of Tel Aviv-Jaffa in any dispute related to this Agreement. This Section will survive the expiration or termination of this Agreement.

9.3. Assignment. Except as specifically set forth herein, this Agreement, and the rights and obligations hereunder, may not be assigned, transferred, or subcontracted by either Party without the express written consent of the other Party, which shall not be withheld unreasonably, provided that Chiasma may assign or otherwise transfer this Agreement to any buyer of any of Chiasma’s equity or assets, to any acquirer of Chiasma via merger or to any successor of Chiasma.

9.4. Insurance. Consultant shall bear sole responsibility for health and disability insurance, and retirement benefits and other welfare or pension benefits, if any, and shall indemnify and hold Chiasma harmless from and against any liability with respect to such costs.

9.5. Entire Agreement; Amendments; Waivers; Authority; Severability. This Agreement, the Equity Documents and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Assignment Agreement between Consultant and the Company dated January 6, 2006, which is incorporated herein by reference, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings between the Parties relating to the subject matter hereof, including without limitation the Amended Employment Agreement. This Agreement may be amended and any provision may be waived only by a written document signed by Chiasma and Consultant. A waiver by either Party of any term or condition of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition in any other instance, or a waiver of any other term or condition hereof. Consultant has the full right, power, and authority to enter into this Agreement and to perform his or her obligations hereunder. The unenforceability or invalidity of any provision hereof will not affect the validity or enforceability of any other provision hereof and the unenforceable or invalid provision shall be deemed to be replaced by an alternative provision that complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision. This Section 10.5 will survive the expiration or termination of this Agreement.

9.6. Counterparts. This Agreement may be executed in any number of counterparts (including, but not limited to, counterparts transmitted by facsimile or electronic mail), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the Effective Date set forth above.

CHIASMA (ISRAEL) LTD.	CONSULTANT

Signature	Signature

Name	Name

Title	Title

Exhibit 1

Services, Timeline, and Fees

1. Services. Consultant will perform the following Services for Chiasma: Supervisory oversight of the Israeli employee team; active participation in senior management team meetings, strategic input on regulatory/clinical development of Mycapssa and TPE-related products or programs; Active participation in partnering activities; service on Chiasma’s Disclosure Committee; and other services as reasonably requested by the Company.

2. Scope of Services and Timeline.

The Services shall be performed on a full month to month basis, during 36 net monthly hours.

Consultant shall provide the Services on site at Chiasma, Ltd. Offices, whenever possible.

3. Fees.

Chiasma shall pay Consultant the following fees for Consultant’s provision of the Services:

3.1.	A monthly fee of $6,825 (the “Monthly Fee”).

3.2.	All payments shall include V.A.T., if required by law, which shall be added to the Monthly Fee set forth above.

3.3.	If requested by Chiasma, an invoice or invoices shall be provided by the Consultant to Chiasma.

3.4.	The Consultant shall be solely responsible for the payment of all taxes, levies, social benefits and any other payments required by applicable law to be made in connection with this Agreement (except for V.A.T. in accordance with Section 3.2 of this Exhibit 1, above).

3.5.	If withholding taxes are imposed on the Consultant in connection with the Monthly Fee, Chiasma shall deduct withholding tax from the payments referred to above, as prescribed by applicable law, unless the Consultant provides Chiasma with evidence of an exemption from the payment of withholding tax.